Exhibit 99.1

MolecularMD and ARIAD Announce Voluntary Withdrawal Of MolecularMD’s Premarket Approval Application For BCR-ABL T315I Mutation Test

~No Longer required as a Companion Diagnostic Test with Ponatinib

PORTLAND, Ore. & CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 18, 2012--MolecularMD Corp. and ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that MolecularMD has voluntarily withdrawn its Premarketing Approval (PMA) application to the U.S. Food and Drug Administration (FDA) for its BCR-ABL T315I Mutation Test. The test detects the BCR-ABL T315I mutation in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL) patients. The MolecularMD BCR-ABL T315I Mutation Test was intended as a companion diagnostic for use in conjunction with ARIAD’s investigational BCR-ABL inhibitor, ponatinib, which is currently under review by the FDA for marketing approval in the U.S.

MolecularMD was recently informed by the FDA’s Center for Devices and Radiological Health that its BCR-ABL T315I Mutation Test is no longer considered to be a companion diagnostic test for ponatinib. FDA guidance states that for a clinical laboratory test to be granted a PMA as a companion diagnostic test, the test must provide information that is essential for the safe and effective use of a therapeutic product.

“The input provided by the Agency to MolecularMD regarding its T315I mutation test indicates that the T315I mutation test is no longer required as a companion diagnostic test to identify patients with the BCR-ABL T315I mutation who may be treated with ponatinib,” stated Harvey J. Berger, M.D. chairman and chief executive officer of ARIAD. “We look forward to continuing our longstanding collaboration with MolecularMD, the world leader in BCR-ABL testing, in clinical trials of ponatinib in patients with CML.”

“We are pleased to see ponatinib moving forward in its U.S. regulatory review and look forward to continuing our close involvement with its ongoing and future clinical development as a premier companion diagnostic partner ,” stated Dan Snyder, President, Chief Operation Officer of MolecularMD.

About MolecularMD

MolecularMD Corporation is a specialty Companion Diagnostics provider that develops and commercializes molecular diagnostics for oncology applications. Its tests are designed to allow appropriate selection, monitoring and management of patients treated with molecularly-targeted cancer therapies. MolecularMD incorporates gold-standard and innovative technologies in meeting our partners’ most demanding requirements and providing the highest quality results. A private company based in Portland, Oregon, MolecularMD was founded by Brian Druker, director of the Knight Cancer Center at Oregon Health & Science University, and Sheridan G. Snyder, entrepreneur and founder of Genzyme Corporation.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to several internally discovered, molecularly targeted product candidates for drug-resistant or difficult-to-treat cancers, including certain forms of chronic myeloid leukemia and non-small cell lung cancer. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to the regulatory submission for ponatinib in the United States and ARIAD's collaborations with third parties. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com
or
Katherine Clock, 503-459-4974
kclock@molecularmd.com